Exhibit 21

SUBSIDIARIES OF REGISTRANT

SUBSIDIARY/AFFILIATE NAME	INCORPORATION	DATE
OncoRx Pharma Private Limited	India	05/01/08
RIT Oncology, LLC	Delaware	11/05/08
Spectrum Pharmaceuticals International Holdings, LLC	Delaware	01/04/12
Allos Therapeutics, Inc.	Delaware	10/28/96
Allos Therapeutics Ltd.	England and Wales	12/1/09
Spectrum Pharmaceuticals Cayman, L.P. (1% Spectrum Pharmaceuticals International Holdings, LLC and 99% Spectrum Pharmaceuticals, Inc.)	Cayman Islands	1/17/12
Spectrum Pharmaceuticals, B.V.	Netherlands	8/9/12
Spectrum Pharmaceuticals GK	Japan	10/28/12
Spectrum Pharma Canada Inc. (50% Spectrum Pharmaceuticals, Inc. 50% Prodev Pharma Inc.)	Canada	01/25/08